American High-Income Municipal Bond Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 01/31/10
File number 811-08576

77C.           The Board of Directors of American High-Income Municipal Bond Fund, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for the American High-Income Municipal Bond Fund, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Lee A. Ault III	114,308,536	2,848,360
William H. Baribault	114,317,255	2,839,641
James G. Ellis	114,322,004	2,834,892
Martin Fenton	114,309,787	2,847,109
Leonard R. Fuller	114,315,552	2,841,344
Paul G. Haaga, Jr.	114,314,745	2,842,151
W. Scott Hedrick	114,318,709	2,838,187
R. Clark Hooper	114,315,661	2,841,235
Merit E. Janow	114,307,664	2,849,232
Laurel B. Mitchell	114,326,665	2,830,231
Frank M. Sanchez	114,311,281	2,845,615
Margaret Spellings	114,320,891	2,836,005
Steadman Upham	114,279,467	2,877,429
Karl J. Zeile	114,321,852	2,835,044

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
86,945,079	2,327,111	27,884,706

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	Policy regarding investing in tax-exempt securities
h.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	86,614,327	2,539,287	28,003,282
3b.	86,561,601	2,563,305	28,031,990
3c.	86,743,161	2,369,283	28,044,452
3d.	86,561,956	2,684,821	27,910,119
3e.	86,402,609	2,739,147	28,015,140
3f.	86,662,935	2,404,693	28,089,268
3g.	87,175,362	2,190,998	27,790,536
3h.	86,361,747	2,555,712	28,239,437

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
85,823,709	3,254,645	28,078,542

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
86,003,753	2,900,108	28,253,035

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
84,922,330	3,860,956	28,373,610

*Includes broker non-votes.